CO-DEVELOPMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into and effective this 15th day of July 1998, the same date affixed hereto by the party last signing this Agreement, by and between Stegram Pharmaceuticals Ltd ("Stegram") of 44 Broomfield Drive, Billinghurst, Sussex RH14 9TN and Bioenvision, Inc ("Bioenvision") of Trafalgar House, 11 Waterloo Place, St James's, London SW1Y 4AU

                                   WITNESSETH

WHEREAS, Stegram has rights in patents and technical information relating to the development and uses of a dehydrogenase inhibitor and receptor blocker and related compounds [Product(s)]; and

WHEREAS, Bioenvision recognizes that Stegram owns inventions and intellectual property useful in the conduct of Bioenvision's business; and

WHEREAS, Bioenvision recognizes that its anticipated business activity will encompass the practice of technology that requires a license under patents owned by Stegram; and

WHEREAS, Bioenvision wishes to acquire certain rights to practice the inventions of such patents and technical information; and

WHEREAS the parties have signed a "Terms for Co-Development Agreement" set forth in Appendix I, to enter into this Agreement, and

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound thereby, the parties agree as follows:

                                 1. DEFINITIONS

As usual herein the following terms shall have the meanings set forth below:

A. Co-Development Program means the joint development of the Technology by Bioenvision and Stegram.

B. Field means, and is limited to, the practice of the Patent, Invention and Technical information licensed hereunder for use in human and animal health applications.

C. Net Sale Price means the gross amount recognized by Bioenvision or its affiliates for the sale of a Product(s) through normal distribution channels (as determined by generally accepted accounting principles), less any discounts or deductions for value added taxes incurred and not recovered by Bioenvision or the equivalent in Great Britain or elsewhere in the Territory.

D. Invention means patented and unpatented, patentable and unpatentable, proprietary technology ("Technology") related to a dehydrogenase inhibitor and receptor blocker developed by or on behalf of Stegram, that is (i) related to human


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and animal  health  applications  of the  Technology  or (ii)  necessary for the practice of Technology for human and animal health applications as disclosed and claimed in the Patent(s).

E. Improvement means those unencumbered technology advances in the Technology made by or on behalf of Stegram during the term of this Agreement that are either within the scope of and would constitute an infringement of the Patent claims or use Technical Information and are within the Field. Stegram shall be obligated to include within the licenses granted only those Stegram improvements developed during the first three (3) years from the effective date of the Agreement which would be reasonably deemed necessary for Bioenvision's practice of the Technology, and without which such practice would constitute an infringement of Stegram's rights, unless such grant is not possible due to Stegram's obligations to a third party. Notwithstanding the limitation of Stegram's obligation set forth in the previous sentence, all Improvements developed under projects funded, in whole or in part, by Bioenvision will be included in the licenses granted in this Agreement. In the event that a conflicting obligation prevents Stegram from including an Improvement within the grant of license, Stegram shall use reasonable efforts to assist Bioenvision to obtain rights from the appropriate third party or parties.

F Licensed Technology means the Patent,  Improvement,  and Technical Information
relating  to  human  and  animal  health   applications  of  the  Technology  or
Product(s).

G. Patent means the patents and/or patent applications, covering the Technology, Product(s), Invention or Improvement as defined above, patents to be issued pursuant thereto, and all divisionals, continuations, continuations-in-part, reissues, substitutions, and extensions thereof, and any patent issuing on a patent application filed after the Effective Date of this Agreement which is included in the grant of license hereunder and any foreign counterparts of the foregoing.

H. Product means a product, service, test, or information which is sold or provided for a fee and but for the license granted herein would infringe one or more claims of a Patent, or was discovered, developed, approved, manufactured or marketed using an Invention, Improvement or Technical Information.

I. Technical Information means unencumbered published or unpublished confidential and proprietary information in the nature of research and development information, knowledge and technical data, together with trade secrets relating to the Technology, including any inventions in the possession of and belonging solely to Stegram on or prior to the Effective Date of this Agreement and which Stegram has the obligation to include in this Agreement, or which comes into the possession of Bioenvision during the term of this Agreement and which is generated as a consequence of access to technical information provided by Stegram. Stegram shall include herein only that Technical Information which is reasonably necessary for Bioenvision's practice of the Invention or without which such practice would constitute an infringement of Stegram's rights. Technical Information includes only the above information which is developed by or on behalf of Stegram, or is generated pursuant to research funded, in whole or in part, by Bioenvision.


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J. Territory means worldwide,  with the exception of Japan and South Africa. The
United Kingdom shall be excluded from the Territory until such time that Bioenvision assumes responsibility for marketing Product(s) in the UK at which time the responsibilities and obligations for payments as defined in this Agreement shall apply.

                      2. LICENSE AND CO-DEVELOPMENT PROGRAM

A. The parties to this Agreement hereby agree to jointly co-develop the Technology according to the terms of this Agreement which supersedes the "Heads of Terms for a Co-Development Agreement" set forth in Appendix I and all other written or verbal agreements, express or implied, between Stegram and Bioenvision relating to co-development of the Technology.

B. Stegram hereby grants to Bioenvision, to the extent of the Field for the Territory, an exclusive license to make, have made, use and sell Product(s), provided Bioenvision sells Product(s) under existing Stegram trade-marks or under new trade-mark(s) to be agreed by both parties and the terms of clause 6H shall apply to such new trade-mark(s).

C. The exclusive license set forth herein shall remain exclusive for so long as Bioenvision meets the payments and other obligations set forth with regard to the development and commercialization of the Licensed Technology or a Product. If such conditions are not met, Stegram, in its sole discretion, may elect to terminate the Co-Development Agreement or take whatever actions it deems necessary.

D. The licence shall continue in force until expiry of the last patent for which the product is covered, this term to include new patents applied for during the course of this Agreement. This term shall also continue in force until such time as Bioenvision ceases to use any trade-mark belonging to Stegram.

                        3. TECHNICAL INFORMATION LICENSE

A. To the extent it is able to do so, Stegram hereby grants to Bioenvision, to the extent of the Field for the Territory, an exclusive license to use the Technical Information necessary to practice the Technology such that Bioenvision may make, have made, use and sell Product(s), including disclosures of the Technical Information as needed to obtain patent rights or authorization to sell or manufacture Products or services in the Field within any political jurisdiction requiring such disclosure.

B. The exclusive license set forth herein shall remain exclusive for so long as Bioenvision meets the payments and other obligations set forth with regard to the development and commercialization of the Licensed Technology or a Product. If such conditions are not met, Stegram in its sole discretion may elect to terminate the Co-Development Agreement or take whatever action it deems necessary

C. (1) Stegram shall make efforts to make available to Bioenvision Technical Information in Stegram's possession related to the Technology that Stegram has the obligation to disclose under this Agreement. Bioenvision shall not disclose to third parties any Technical Information furnished by Stegram during the term of this Agreement, or any time thereafter, provided, however, that disclosure may be made of


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any such Technical  Information at any time: (i) with the prior written  consent of Stegram, or (ii) to the extent necessary, to Bioenvision's sublicensees and purchasers of Bioenvision's Product(s) or services, or (iii) after the same shall have entered into the public domain through no fault of Bioenvision or Bioenvision's subsidiaries. Disclosure of Technical Information is permitted without a prior written consent of Stegram to the extent required by statute, rule or regulation of a governing body during the course of Bioenvision's normal business practices, or in the application or prosecution of an application for patent rights, or in connection with securing financing for the development or commercialization of the Technology or a Product. Bioenvision shall inform Stegram of any such disclosure and use its best efforts to protect its confidentiality under such disclosure. Any combination of Technical Information shall not be considered in the public domain merely because individual elements thereof are in the public domain. To the extent that any such Technical Information is disclosed to Bioenvision's sublicensees and purchasers of Bioenvision's Product(s) or services, the agreements contained in this Section shall be made by Bioenvision under a confidentiality agreement to apply to and be made binding upon all such parties.

(2) The fact that some or all of the Technical Information becomes public knowledge shall not affect the financial obligations for use of the Technical Information licensed under this Agreement if such Technical Information was used or usable in the discovery, development, manufacture, or approval for sale of a Product within the Field.

               4. LICENSE FEE AND RESEARCH AND DEVELOPMENT FUNDING

A. Bioenvision shall pay the costs of any further pre-clinical development work deemed necessary prior to commencing clinical trials, and this shall include the development of the Product for other therapeutic applications, the use of different formulations and preparations of the Product.

B. Bioenvision shall pay the costs of clinical trials of the Product. The costs of such development will not exceed $4 million (four million U.S. dollars).

C. Bioenvision shall issue to Stegram 100,000 shares of common stock of Bioenvision Group, Inc. within 90 days of the Effective Date of this Agreement.

D Bioenvision shall pay the cost of prosecuting, filing and maintaining patents and defending revocation proceedings on patents and patent applications, on the Product within the Territory.

E. Bioenvision agrees to purchase at cost price from Stegram its existing stockpile of Product and/or raw material and pharmaceutically prepared forms of the Product, provided they are in a good and stable condition and suitable to meet regulatory requirements for the sale or manufacture of pharmaceutical products. Bioenvision thereafter reserves the right to purchase raw material from independent suppliers and to purchase Product from independent suppliers, but shall ensure that such suppliers comply with statutory requirements for manufacture.

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                                 5. ACQUISITION

     Acquisition of the Licensed Technology is meant in its broadest sense including assignment, transfer, sublicense, merger, joint venture and so on and so forth.

A. If all or part of the rights granted to Bioenvision are acquired by a third party all current or future payments derived by Bioenvision from the transfer, whether in cash, shares, property or any other form of payment, including but not limited to up-front payments, milestone payments and royalties will be divided equally between Stegram and Bioenvision, after repayment to Bioenvision of all development costs incurred by Bioenvision.

                               6. ROYALTY PAYMENTS

A. Bioenvision shall have exclusive rights to market the Product in the Territory under the following terms: For the Patent and Technical Information licenses granted herein, Bioenvision shall pay to Stegram a royalty of 10% of the Net Sale Price of all Product(s) sold to an unaffiliated third party, likely to be a distributor or wholesaler, but not limited to such, where Bioenvision is responsible for the marketing of the Product.

B. If the Product incorporates inventions, patents, or technical information that is necessary for the successful commercialization of the Product and that is obtained from sources other than Stegram, the Parties agree to negotiate in good faith a new royalty rate to reflect the contribution of such third party inventions, patents, or technical information, but in no event shall the royalty rate be reduced by more than 50%.

C. If this Agreement is for any reason terminated before all the earned royalties herein provided for have been paid, Bioenvision shall immediately pay to Stegram any remaining unpaid balance of earned royalties even though the due date provided in Article 8 has not been reached.

D. If Bioenvision shall sell the rights to the Technology in combination with the sale, acquisition, merger or disposition of Bioenvision, Inc., Bioenvision, Stegram and the third party(ies) shall negotiate in good faith the specific details for such sale of rights, subject to the approval of Stegram which shall not be unreasonably withheld.

E. After three (3) years from the signing of this Agreement Bioenvision shall pay a minimum annual royalty of $50,000 to Stegram. If sales of Product(s) are not of sufficient to meet the minimum royalty Bioenvision shall have the right to offset any excess payment against future royalties for up to two (2) years after the minimum royalty becomes payable.

F. After expiry of the last patent a royalty of 5% of net sale price for products sold directly by Bioenvision shall be payable if Bioenvision continues to use any or all trade-marks currently owned by Stegram, or other trade-mark(s) used by Bioenvision as defined in clause 2B.

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                                 7. SUBLICENSING

A. Bioenvision shall have the right to sublicense in the Field for the Territory.

B. Bioenvision will keep Stegram routinely updated on progress of discussions and negotiations with potential sub-licensees. Stegram shall have the right to review the form of sublicenses to be granted hereunder prior to the execution of the same by Bioenvision. Bioenvision agrees that sublicense agreements shall conform in all material respects to the terms and conditions of this Agreement. If Stegram has not objected within thirty (30) days of receiving the form of such agreement describing the material terms, Bioenvision may proceed to negotiate and grant sublicenses without further review by Stegram if the form of the sublicense has not materially changed. Bioenvision shall provide Stegram with a copy of each sublicense within thirty (30) days of execution, and shall not grant to its sub-licensees any Stegram rights not conveyed by this Agreement.

C. If this Agreement is terminated for any reason, except breach of contract by Stegram, any sublicense shall automatically transfer to Stegram, unless sublicensee is in breach or default of sublicense, and remain in full force and effect so long as the sublicensees performs the obligations of the sublicense, and Bioenvision will execute such documents as may be requested by Stegram to attest to the transfer to Stegram of all sublicense rights, including the right to receive future payments.

                             8. PAYMENTS AND REPORTS

A. Payments owed to Stegram shall be payable within thirty (30) days of receipt by Bioenvision except as stated otherwise elsewhere in this Agreement and except for royalties and profit-sharing compensation as a result of direct marketing of Product by Bioenvision.

B. Royalties and profit-sharing compensation owed to Stegram as a consequence of direct marketing of Product by Bioenvision shall be due for each calendar quarter beginning with the first calendar quarter in which sales occur and shall be payable to Stegram within forty-five (45) days following the last day of the applicable calendar quarter. All payments from Bioenvision to Stegram shall be made in Pounds Sterling (pound) by bank credit transfer to Stegram at the address designated in writing by Stegram from time-to-time.

C. In the event that Bioenvision is prevented from making any payment to Stegram under this Agreement by virtue of restrictions on currency conversion or repatriation under the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which accrued to Stegram's account in a bank acceptable to Stegram in the country whose currency is involved. If the local currency cannot be converted or remitted to Stegram within twelve (12) months from the initial deposit, Bioenvision shall pay Stegram the equivalent of such amount at the initially computed conversion rate (including any interest earnings) in Pounds Sterling (pound), and the local

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currency shall be transferred to an account in a bank  acceptable to Bioenvision in that country.

D. Payments to Stegram hereunder shall be deemed paid as of the day on which they are received at the address designated. Any part of a payment which is not paid on or before the date when due shall accrue interest thereon from such date until the date of its payment in full at two (2) percentage points over the per annum interest rate published as the "Prime Rate" in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law.

E. Bioenvision shall deliver to Stegram within forty-five (45) days after the end of each calendar quarter a report, certified by the chief financial officer (or equivalent) of Bioenvision, setting forth in reasonable detail the calculation of Stegram payments made during the quarter and for each calendar quarter, including gross sales, value added taxes, number of units sold, unit price and the like on a country-by-country basis by Bioenvision, sublicensees, joint ventures and their affiliates.

F. The Bioenvision report to Stegram shall be supported by and based upon a similar financial report or, if permitted, a copy from each sublicensee and other commercialization entity(ies).

G. The parties will promptly share all information generated under the Co-Development Program pursuant to the confidentiality provisions of Article 21 and with particular respect to the pre- clinical studies and clinical trials.

                                   9. RECORDS

Bioenvision shall keep accurate records of all operations affecting payments hereunder, and shall permit Stegram or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter. The fees charged for a Stegram authorized audit shall be paid by Stegram; provided, however, that if an audit discloses an underpayment by Bioenvision of more than five percent (5%) for such audited period, Bioenvision shall pay the reasonable fees and expenses charged by the firm conducting the audit.

                   10. OWNERSHIP OF THE TECHNOLOGY, TECHNICAL
                          INFORMATION AND IMPROVEMENTS

A. Stegram and Bioenvision shall each retain full ownership of their existing intellectual property rights including rights in the process of being protected and rights conceived but not yet reduced to practice as of the effective date of this Agreement.

B. All Improvements by Stegram developed under projects funded, in whole or in part, by Bioenvision shall be owned by Stegram and shall be included in the licenses granted in this Agreement. In the event that a conflicting obligation prevents Stegram from including such an Improvement, Stegram shall use reasonable efforts to assist Bioenvision to obtain rights from the appropriate third party or parties.


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C. All  Improvements  by Stegram  made during the first three (3) years from the effective date of the Agreement and not developed under projects funded, in whole or in part, by Bioenvision, shall be owned by Stegram and if deemed reasonably necessary for Bioenvision practice of the Technology, without which such practice would constitute an infringement of Stegram's rights, shall be included to the extent necessary, as decided solely by Stegram, in the licenses granted in this Agreement, unless inclusion is not possible due to Stegram's obligations to a third party. In the event that a conflicting obligation
prevents  Stegram  from  including  such  an  Improvement,   Stegram  shall  use
reasonable efforts to assist Bioenvision to obtain rights from the appropriate third party or parties.

D. Bioenvision shall have the first right of negotiation to a license or other commercial arrangement to any Stegram intellectual property developed under projects funded, in whole or in part, by Bioenvision, which does not constitute an Improvement.

                             11. PATENT PROSECUTION

A. Stegram shall file, prosecute and maintain all of the Patent that are the property of Stegram as of the date of this Agreement.

B. Bioenvision shall bear all patenting expenses related to the filing, prosecution or maintenance of all Patent and Improvement licensed hereunder in whole or in part.

 .C. Stegram shall furnish Bioenvision with copies of all allowed claims when such claims are allowed in the Field and in the Territory for all Patent and Improvement licensed hereunder.

 .D. Stegram shall provide Bioenvision with draft copies of all correspondence and filings and related prosecution documents on the Patent and Improvement licensed hereunder and Bioenvision shall promptly provide comments, if any, to Stegram. Stegram shall confer with Bioenvision, and make reasonable efforts to adopt Bioenvision's suggestions regarding prosecution tactics and strategy. Notwithstanding the foregoing, Stegram shall have the right to take such actions as are reasonably necessary, in its good faith judgement, to preserve all rights under the Patent and Improvement throughout the Territory. As soon as practical, subsequent to the filing of any prosecution document, Stegram shall provide Bioenvision with a copy of such document. In addition, Stegram shall copy
Bioenvision   with  any  official  office  action  and  Stegram   responses  and
submissions. Bioenvision shall bear the expenses of the activities noted in this
Article 11.E.

 .E. Stegram will inform Bioenvision at least sixty (60) days prior to any decision having as a result the failure to file, or the abandonment of Patent applications or failure to maintain a Patent, Patents and Improvements licensed hereunder so that Bioenvision may take over and maintain such Patent and Improvements in force.

 .F. Provided that Stegram has been informed by Bioenvision at least sixty (60) days in advance, in the event that Bioenvision decides not to pay patenting expenses in any jurisdiction, Stegram may elect to maintain such Patent and Improvements in


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force and terminate  Bioenvision's  licenses  granted as for the jurisdiction in which Bioenvision abandoned or failed to file or maintain such Patent rights.

                         12. INFRINGEMENT BY THIRD PARTY

A. Either party shall notify the other party of any suspected infringement by a third party of the Patent in the Field and the Territory, and each party shall inform the other of any evidence of such infringement(s).

B. Bioenvision shall have the first right to institute suit for infringement(s) in the Field and Territory so long as this Agreement remains exclusive. At Bioenvision's expense, Stegram will reasonably assist Bioenvision in such prosecutions if so requested by Bioenvision, and will lend its name to such actions if requested by Bioenvision or required by law. Notwithstanding the foregoing Stegram shall have the right to participate and be represented in any such prosecutions by its own counsel at its own expense.

C. If Stegram notifies Bioenvision of its desire to institute suit for infringement(s) and Bioenvision fails to exercise its first right to do so within ninety (90) days of such notice, then Stegram may, at its own expense, bring suit or take any other appropriate action. At Stegram's expense, Bioenvision will reasonably assist Stegram in such prosecutions if so requested by Stegram, and will lend its name to such actions if requested by Stegram or required by law. Notwithstanding the foregoing Bioenvision shall have the right to participate and be represented in any such prosecutions by its own counsel at its own expense.

D. No settlement of any suspected infringement(s), whether or not a suit has been instituted, may be entered into without the express written consent of Bioenvision and Stegram.

E. Any amounts recovered pursuant to an infringement suit, settlement or otherwise shall be retained by and be the property of the party bringing the action. In the event Bioenvision receives any monies or other consideration from a third party as a result of Bioenvision's exercise of its rights under this Agreement, Bioenvision shall first be reimbursed for expenses incurred and paid for, Stegram shall then receive a portion of the remainder in accordance with the applicable provision(s) of Article 6 as applied to all such monies or other considerations whether such monies or other considerations are denoted as "royalties," "damages," "releases" from prior acts, or any other designation.

F. If Bioenvision fails to exercise its first right to institute suit for infringement(s) and Stegram elects not to institute suit, then Stegram shall provide Bioenvision with at least sixty (60) days notice of its intention to terminate Bioenvision's licenses granted in those jurisdictions affected by the infringement or to take any other action it sees fit in its best judgement.

                           13. REVOCATION PROCEEDINGS

A. In the event either party becomes aware of the institution by a third party of any proceedings for the revocation of any Patent, patents or Improvements in any country


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in the Territory licensed hereunder to Bioenvision,  such party shall notify the other party promptly. Bioenvision shall defend any such proceedings at its own expense, in its own name.

B. Stegram shall have the right to participate in such revocation proceedings at Bioenvision's expense, and will lend its name to such proceedings if requested by Bioenvision or required by law. Sublicensees of Bioenvision shall also have the right to participate in such revocation proceedings.

C. Settlement of any revocation proceedings shall be subject to the approval of Stegram; such approval shall not be unreasonably withheld.

                     14. INFRINGEMENT OF THIRD PARTY RIGHTS

A. Stegram will reasonably assist Bioenvision to defend or settle such third party claim if so requested and at the expense of Bioenvision.

B Stegram shall have the right to participate and be represented in any such claim by a third party by its own counsel.

C. No settlement of any third party claim may be entered into without the express written consent of Stegram.

D. In the event, by way of counterclaim or otherwise, either party or both parties recover any damages or other sums in any action, suit, or proceeding involving a claim by a third party, or in settlement thereof, such recovery shall be applied and shared as mutually agreed.

                               15. REPRESENTATIONS

A. Stegram represents that it has the right to grant all of the rights herein.

B. Stegram is unaware of any claims asserted against Stegram by any third parties with respect to Patent infringement or any other type of liability relevant to licensing of the Inventions, which have not been disclosed to Bioenvision as of the Effective Date of this Agreement.

C. Stegram represents that it has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated therein.

D. Bioenvision represents that it has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated therein.

E. Bioenvision shall accept liability to the extent of the Field and for the Territory for or on account of any injury, loss or damage, of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon either party arising out of or in connection with or resulting from (i) the


CONFIDENTIAL                           10
production, use or sale of any Product(s) or (ii) the use of any technical information, techniques, or practices disclosed by either party, or (iii) any advertising or other promotional activities with respect to any of the foregoing. If a sublicense is granted by Bioenvision to a third party that third party shall accept all liability for any injury, loss or damage as defined above.

                               16. INDEMNIFICATION

     Bioenvision hereby agrees to indemnify, hold harmless and defend liability to the extent of the Field and for the Territory Stegram and its officers, directors, representatives, agents and employees from and against any and all demands, claims, suits or actions of any character presented or brought on account of any injuries, losses or damages sustained by any person or property in consequence of (i) any act or omission of Bioenvision or its agents, employees or subcontractors, or (ii) any liability, except for any injuries, losses or damages that specifically result from the negligence or willful misconduct of Stegram. The foregoing indemnity shall include but not be limited to court costs, attorneys' fees, costs of investigation and costs of defense associated with such demands, claims, suits or actions. The foregoing indemnity shall apply only to the extent of the Field and in the Territory.

                                  17. INSURANCE

     Bioenvision shall maintain, during the term of this Agreement, reasonable amounts of comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of Bioenvision and its affiliates. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or beyond the expiration or termination of this Agreement during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Bioenvision or by a sublicensee, affiliate or agent of Bioenvision. Bioenvision shall furnish to Stegram a certificate of insurance evidencing such coverage and periodically, upon request, provide evidence that the coverage is still in effect.

                            18. TERM AND TERMINATION

A. This Agreement shall commence on the Effective Date and, unless sooner terminated under this Article 18, shall expire upon the later of: (i) expiration of the last to expire of all Patent(s), Improvement(s), and Patent(s) licensed under this Agreement including any extensions thereof and any periods of exclusivity granted by regulatory agencies or other governmental bodies; (ii) Bioenvision is no longer due any payments from Sublicensee(s); or ( iii ) Bioenvision is no longer directly marketing a Product.

B. The payment obligations under the licenses granted to Bioenvision for Licensed Patents and Technical Information shall continue throughout the term as defined in this Agreement but would be subject to good faith renegotiations upon the expiration of the last to expire of the Licensed Patents, or upon the abandonment of the last to be abandoned of any patent applications if no patents have been issued, whichever is the later, unless this Agreement is sooner terminated. Such good faith renegotiations


CONFIDENTIAL                           11
shall take into account on a country-by-country or regional basis but not be limited to: (i) Product competition; (ii) utilization, incorporation and value of Technical Information; (iii) value of Technical Information if no longer confidential or proprietary through no fault of Bioenvision, its Sublicensee(s), contractors, financiers or any other Bioenvision agent(s) or purchasers of Product or services having access to Technical Information; (iv) the applicable contract or patent law or (v) prior payment commitments.

C. Bioenvision may terminate this Agreement at any time upon ninety (90) days written notice to Stegram and upon payment of all amounts due Stegram through the effective date of the termination.

D. Upon termination of this Agreement neither party shall be released from any obligation that matured prior to the effective date of such termination. Bioenvision and any sublicensee may, however, after the effective date of such termination, sell all Products in inventory provided that Bioenvision shall pay to Stegram the royalties and profit-sharing thereon as required by Article 6 hereof and submit the reports required by Article 8 hereof.

E. Except as provided in above, if either party shall be in default of any obligation hereunder, the other party may terminate this Agreement by giving Notice of Termination by Certified or Registered Mail to the party at fault, specifying the basis for termination. If within sixty (60) days after the receipt of such Notice of Termination, the party in default shall remedy the condition forming the basis for termination such Notice of Termination shall cease to be operative, and this Agreement shall continue in full force.

F. Stegram shall have the right to terminate this Agreement if Bioenvision shall cease to carry out its business as related to the Product(s), become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

G. Bioenvision shall inform Stegram of its intention to file a voluntary petition in bankruptcy or of another's intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition.

H. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Bioenvision's obligation to pay Stegram any payments or other consideration accrued but unpaid prior to termination shall survive the termination of this Agreement.

                   19. CONFIDENTIALITY; PUBLICATION; PUBLICITY

A. In fulfilling their obligations under this Agreement, it may be desirable or necessary for the parties to disclose to one another certain of their Confidential Information. In the event of receipt of such Confidential
Information, the receiving party agrees to preserve such information as confidential and not to disclose it to third parties or to use it except in connection with this Agreement during the term of this Agreement and for a period of five (5) years following its termination. The foregoing obligations shall not apply to any information that:


CONFIDENTIAL                           12

     1. is now in the public domain or becomes generally available to the public through no fault of the receiving party;

     2. is already known to, or in the possession of, the receiving party as can be demonstrated by documentary evidence;

     3. is disclosed to the receiving party on a non-confidential basis by a third party having the right to make such disclosure; or

     4. is independently developed by the receiving party as can be demonstrated by documentary evidence.

     In addition, to the extent reasonably necessary to fulfil its obligations or exercise its rights under this Agreement (i) a party may disclose Confidential Information to its Affiliates, Sub-licensees, consultants, outside contractors, research investigators and clinical investigators, on a need-to-know basis on condition that such persons or entities agree to be bound by the provisions of this Agreement, (ii) a party or its Affiliates or Sub-licensees may disclose Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or regulatory authorizations, provided the disclosing party shall request confidential treatment thereof, and (iii) a party may disclose Confidential Information as required by applicable law, regulation or judicial process, provided that such party shall give the other party (x) prior written notice thereof, (y) adequate opportunity to object to any such disclosure or to request confidential treatment thereof, and (z) shall take all steps reasonably possible to minimize the disclosure to that level mandated by law.

B. (i) If either party desires to publish or present the results of the Co-Development Program, the publishing/presenting party shall provide the non-publishing/non-presenting party a copy of the manuscript of any proposed publication or presentation. The non-publishing/non-presenting party shall then have thirty (30) days to review and comment on the manuscript or presentation, and the publishing/presenting party agrees to delete any information identified by the non-publishing/non-presenting party as its Trade Secrets or Confidential Information.

     (ii) In the event the non-publishing/non-presenting party determines that a Patent application covering information contained in the proposed publication or presentation should be filed, the party proposing the publication or presentation shall delay such publication or presentation for up to sixty (60) days after the thirty (30) days outlined in clause B(i) above to allow such filing to be made.

C. Each party shall provide the other party with the prior opportunity to review and approve any press releases or similar public announcements concerning this Agreement or clinical, regulatory and commercial developments related to Products as soon as practicable, but in no event later than 24 hours before an announcement is made. Bioenvision shall not use the name of Stegram or otherwise refer to any organization related to Stegram, except with the written approval of Stegram, such approval not to be unreasonably withheld.


CONFIDENTIAL                           13

                             20. DISPUTE RESOLUTION

A. The parties shall attempt to resolve through good faith discussions any dispute which arises under this Agreement. Any dispute may, at the election of either party, be referred to the chief executive officers, or the equivalent, of each party. If they are unable to resolve the dispute, within thirty (30) days after delivery of written notice of the dispute from one party to the other, either party may seek to resolve it by referring the matter to an appropriate arbitration service with experience in the field relevant to the dispute.

                                21. ASSIGNABILITY

A. Stegram or Bioenvision shall not assign any rights under this Agreement not specifically transferable by its terms without prior written consent of the other party

                                   22. REFORM

A. The parties agree that if any part, form, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

B. In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, Stegram, by written notice to Bioenvision, may revise the provision in question or may delete it entirely so as to comply with the decision of the said court.

                            23. WAIVER AND ALTERATION

A. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect.

B. A provision of this Agreement may be altered only by a writing signed by both parties.

                                   24. MARKING

A. Bioenvision shall place in a conspicuous location on any product or its packaging, which is made or sold under any Patent coming within this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles.

B. Bioenvision shall include a marking provision similar to Paragraph A above in every sublicense granted pursuant to Article 7 above.

                               25. IMPLEMENTATION

Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.


CONFIDENTIAL                           14

                                26. GOVERNING LAW

This Agreement shall be deemed to have been entered into and shall be governed by, construed and enforced in accordance with laws of England and in the English language, and any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction in the United Kingdom.

                                  27. HEADINGS

The headings of the articles, sections and paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

                             28. PARTIES INDEPENDENT

In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Bioenvision and Stegram. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

                                29. COUNTERPARTS

This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

                                30. FORCE MAJEURE

The parties shall not be responsible for failure to perform any of the obligations imposed by this Agreement (except an obligation to pay money), provided the failure is not due to negligence and provided such failure is caused by fire, storms, floods, strikes, lockouts, accidents, war, riots or civil commotions, inability to obtain railroad cars or raw materials, embargoes, any State or Federal regulation, law, or restriction, seizure or acquisition of the Technology or the Product(s) by the Government of the United Kingdom or the United States of America or of any state, or of any agency thereof or by reason of any compliance with a demand or request for such Product for any purpose for national defense, or any other cause or contingency beyond the reasonable control of said party (whether or not of the same kind or nature as the causes or contingencies above enumerated) shall not subject the party so failing to any liability to the other.


CONFIDENTIAL                           15

                                  31. EXECUTION

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.


BIOENVISION:                            STEGRAM:


By:  [ILLEGIBLE]                        By:  [ILLEGIBLE]
     ---------------------------             -------------------------


Position:      CEO                      Position:      Director
          ----------------------                  --------------------


Date:          17/2/98                  Date:          17/7/98
     ---------------------------             -------------------------


CONFIDENTIAL                           16

                                   TERMS FOR A
                            CO-DEVELOPMENT AGREEMENT

WHEREAS Stegram Pharmaceuticals Ltd ("Stegram") of 44 Broomfield Drive, Billinghurst, Sussex RH14 9TN and Bioenvision, Inc ("Bioenvision") of Trafalgar House, 11 Waterloo Place, St James's, London SW1Y 4AU wish to jointly develop the dehydrogenase inhibitor, trilostane ("the product"), it is hereby agreed:

1.   TERMS

1.1 Stegram shall grant to Bioenvision an exclusive world-wide licence to develop and market the product in all territories excluding Japan and South Africa. Stegram shall continue to market the Product(s) in the United Kingdom until such time that Bioenvision shall take on the marketing of the Product(s), at which time the Terms of the Agreement shall apply in full in that territitory. All development work shall be done in full discussion with, and with the agreement of, Stegram. This licence shall not be transferrable without the permission of Stegram, but such permission shall not be unreasonably withheld. Any transfer or assignment shall require the assignee to covenant to be bound by the terms of the Agreement.

1.2 Bioenvision shall pay the costs of further development of the product, based on a budget to be agreed between the parties, but not to exceed $4 million over the next 3 years.

1.3 The licence shall continue in force until expiry of the last patent in which the product is covered, this term to include new patents applied for during the course of this co-development programme. This term shall also continue in force until such time as Bioenvision ceases to use any Trademark belonging to Stegram.

2.   ROYALTIES & PAYMENTS

2.1 Bioenvision shall pay to Stegram a royalty of 10% of net sale price for product sold directly by Bioenvision or any of its subsidiaries. Net sale price is defined as the total sale price charged by Bioenvision or its subsidiaries minus discounts and tax. After expiry of the last patent a royalty of 5% of net sales shall be payable so long as Bioenvision uses any Trademarks owned by Stegram.

2.2 If Bioenvision shall transfer rights acquired under the Agreement to a third party other than a subsidiary of Bioenvision any payments received, including mile-stone payments and royalties, shall be divided equally between the parties after deduction of development costs incurred by Bioenvision.

2.3 Bioenvision shall transfer to Stegram 100,000 shares in Bioenvision, Inc. within ninety (90) days of signing the definitive Agreement.

2.4 After three (3) years of the date of the definitive Agreement Bioenvision agrees to pay a minimum royalty of $50,000 per year. If sales of the Product(s) are not sufficient to meet the minimum royalty Bioenvision shall have the right to offset any excess payment against future royalties for up to two (2) years after the minimum royalty becomes payable.

2.5 Bioenvision shall purchase the existing stocks or Product and raw material and pharmaceutically prepared forms of the product from Stegram, provided they are in a good and stable condition and suitable to meet regulatory requirements for the sale or manufacture of pharmaceutical products. Thereafter

     Bioenvision shall be responsible for the manufacture of the raw material and pharmaceutical dose forms.

3.   PATENTS & TRADE-MARKS

3.1 All patents and trade-marks shall remain the property of Stegram. Bioenvision agrees to pay the costs of filing and maintaining new and existing patents and trade-marks and of transferring filing and maintaining Product Licenses in the Territory.

4.   WARRANTIES

4.1 Both parties warrant that they have the right and authority to enter into this Agreement.

4.2 Stegram shall have the right to inspect the relevant financial and other records of Bioenvision to verify the royalties and payments due to Stegram under this Agreement.

4.3 Bioenvision agrees to maintain reasonable Product Liability insurance within the Territory and to indemnify and defend Stegram from and against any Third Party claims arising either directly or indirectly from the product whether manufactured either by Stegram or by Bioenvision.

5.   TERMINATION

5.1  This Agreement shall be terminated in the event:

     (i)   Of insolvency or liquidation of Bioenvision.

     (ii)  Of failure of Bioenvision to fulfil the obligations of this Agreement

     (iii) That Bioenvision is prevented by whatever cause from marketing the product

6.   LAW

6.1 This Agreement and the definitive Agreement between the parties shall be governed by the laws of the United Kingdom.


Signed on behalf of Stegram             Signed on behalf of Bioenvision, Inc.
Pharmaceuticals Ltd


     [ILLEGIBLE]                             [ILLEGIBLE]
------------------------------          ------------------------------


     Director                                CEO
------------------------------          ------------------------------
Position                                Position


     17/7/98                                 17/7/98
------------------------------          ------------------------------
Date                                    Date

                                   TERMS FOR A
                            CO-DEVELOPMENT AGREEMENT

WHEREAS Stegram Pharmaceuticals Ltd ("Stegram") of 44 Broomfield Drive, Billinghurst, Sussex RH14 9TN and Bioenvision, Inc ("Bioenvision") of Trafalgar House, 11 Waterloo Place, St James's, London SW1Y 4AU wish to jointly develop the dehydrogenase inhibitor, trilostane ("the product"), it is hereby agreed:

1.   TERMS

1.1 Stegram shall grant to Bioenvision an exclusive world-wide licence to develop and market the product in all territories excluding Japan and South Africa. Stegram shall continue to market the Product(s) in the United Kingdom until such time that Bioenvision shall take on the marketing of the Product(s), at which time the Terms of the Agreement shall apply in full in that territitory. All development work shall be done in full discussion with, and with the agreement of, Stegram. This licence shall not be transferrable without the permission of Stegram, but such permission shall not be unreasonably withheld. Any transfer or assignment shall require the assignee to covenant to be bound by the terms of the Agreement.

1.2 Bioenvision shall pay the costs of further development of the product, based on a budget to be agreed between the parties, but not to exceed $4 million over the next 3 years.

1.3 The licence shall continue in force until expiry of the last patent in which the product is covered, this term to include new patents applied for during the course of this co-development programme. This term shall also continue in force until such time as Bioenvision ceases to use any Trademark belonging to Stegram.

2.   ROYALTIES & PAYMENTS

2.1 Bioenvision shall pay to Stegram a royalty of 10% of net sale price for product sold directly by Bioenvision or any of its subsidiaries. Net sale price is defined as the total sale price charged by Bioenvision or its subsidiaries minus discounts and tax. After expiry of the last patent a royalty of 5% of net sales shall be payable so long as Bioenvision uses any Trademarks owned by Stegram.

2.2 If Bioenvision shall transfer rights acquired under the Agreement to a third party other than a subsidiary of Bioenvision any payments received, including mile-stone payments and royalties, shall be divided equally between the parties after deduction of development costs incurred by Bioenvision.

2.3 Bioenvision shall transfer to Stegram 100,000 shares in Bioenvision, Inc. within ninety (90) days of signing the definitive Agreement.

2.4 After three (3) years of the date of the definitive Agreement Bioenvision agrees to pay a minimum royalty of $50,000 per year. If sales of the Product(s) are not sufficient to meet the minimum royalty Bioenvision shall have the right to offset any excess payment against future royalties for up to two (2) years after the minimum royalty becomes payable.

2.5 Bioenvision shall purchase the existing stocks of Product and raw material and pharmaceutically prepared forms of the product from Stegram, provided they are in a good and stable condition and suitable to meet regulatory requirements for the sale or manufacture of pharmaceutical products. Thereafter

     Bioenvision shall be responsible for the manufacture of the raw material and pharmaceutical dose forms.

3.   PATENTS & TRADE-MARKS

3.1 All patents and trade-marks shall remain the property of Stegram. Bioenvision agrees to pay the costs of filing and maintaining new and existing patents and trade-marks and of transferring filing and maintaining Product Licenses in the Territory.

4.   WARRANTIES

4.1 Both parties warrant that they have the right and authority to enter into this Agreement.

4.2 Stegram shall have the right to inspect the relevant financial and other records of Bioenvision to verify the royalties and payments due to Stegram under this Agreement.

4.3 Bioenvision agrees to maintain reasonable Product Liability insurance within the Territory and to indemnify and defend Stegram from and against any Third Party claims arising either directly or indirectly from the product whether manufactured either by Stegram or by Bioenvision.

5.   TERMINATION

5.1  This Agreement shall be terminated in the event:

     (i)   Of insolvency or liquidation of Bioenvision.

     (ii)  Of failure of Bioenvision to fulfil the obligations of this Agreement

     (iii) That Bioenvision is prevented by whatever cause from marketing the product.

6.   LAW

6.1 This Agreement and the definitive Agreement between the parties shall be governed by the laws of the United Kingdom.


Signed on behalf of Stegram             Signed on behalf of Bioenvision, Inc.
Pharmaceuticals Ltd


     [ILLEGIBLE]                             [ILLEGIBLE]
------------------------------          ------------------------------


     Director                                CEO
------------------------------          ------------------------------
Position                                Position


     17/7/98                                 17/7/98
------------------------------          ------------------------------
Date                                    Date